UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: November 7, 2007
(Date of earliest event reported)
Quest Energy Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-33787	26-0518546
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
9520 North May Ave., Suite 300
Oklahoma City, Oklahoma 73120
(Address of principal executive office)(Zip Code)
(405) 488-1304
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 7.01 Regulation FD Disclosure
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Underwriting Agreement
Press Release

Item 1.01 Entry into a Material Definitive Agreement.
     On November 8, 2007, Quest Energy Partners, L.P. (the “Partnership”) entered into an underwriting agreement on November 8, 2007 (the “Underwriting Agreement”) with Quest Resource Corporation (“QRC”), Quest Energy GP, LLC, Quest Cherokee, LLC and Wachovia Capital Markets, LLC and RBC Capital Markets Corporation, as representatives of the several underwriters (collectively, the “Underwriters”), providing for the offer and sale in a firm commitment underwritten offering of 9,100,000 common units representing limited partner interests in the Partnership (“Common Units”) at a price of $18.00 per Common Unit ($16.83 per Common Unit, net of underwriting discount). Pursuant to the Underwriting Agreement, the Partnership granted the underwriters a 30-day option to purchase up to an additional 1,365,000 Common Units at the same price.
     In the Underwriting Agreement, the Partnership agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make because of any of those liabilities. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Form 8-K and is incorporated herein by reference.
     Certain of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Partnership, QRC and QRC’s affiliates. They have received customary fees and commissions for these transactions. Royal Bank of Canada, an affiliate of RBC Capital Markets Corporation (“RBC”), is the administrative agent and a lender under a credit facility of the Partnership’s affiliate, Quest Midstream Partners, L.P. (“Quest Midstream”), and will be the administrative agent and a lender under the Partnership’s new credit facility and the new credit facility of QRC. RBC acted as the lead arranger and sole bookrunner for Quest Midstream’s credit facility and will act as the lead arranger and sole bookrunner for the Partnership’s new credit facility and the new credit facility of QRC. Affiliates of Wells Fargo Securities, LLC are lenders under Quest Midstream’s facility and QRC’s credit facilities. Affiliates of the Underwriters may become a party to the syndicate of lenders under the Partnership’s new credit facility upon the closing of the public offering.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On November 7, 2007, Mr. Gary M. Pittman and Mr. Mark A. Stansberry were appointed to the board of directors of the Partnership’s general partner, Quest Midstream GP, LLC. These appointments were effective upon the effectiveness of the Partnership’s Registration Statement on Form S-1 relating to the public offer and sale of the Common Units pursuant to the Underwriting Agreement.
     There are no arrangements or understandings between either of Mr. Pittman and Mr. Stansberry and any other persons pursuant to which they were selected as directors. They will serve as the independent members of the audit committee and conflicts committee.
     There are no relationships between either of Mr. Pittman and Mr. Stansberry and the Partnership that would require disclosure pursuant to Item 404(a) of Regulation S-K.
Item 7.01 Regulation FD Disclosure.
     On November 8, 2007, the Partnership announced that it had priced the initial public offering of 9,100,000 Common Units. A copy of the press release is furnished as Exhibit 99.1 hereto.

     In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in the attached Exhibit 99.1 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits
1.1	Underwriting Agreement dated as of November 8, 2007 among Quest Energy Partners, L.P., Quest Resource Corporation, Quest Energy GP, LLC, Quest Cherokee, LLC and Wachovia Capital Markets, LLC and RBC Capital Markets Corporation, as representatives of the several underwriters named therein.

99.1	Press release dated November 8, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST ENERGY PARTNERS, L.P.

By:	Quest Energy GP, LLC,
its General Partner

By:	/s/ Jerry D. Cash Jerry D. Cash
Chief Executive Officer
Date: November 8, 2007